Exhibit 10.12


      Technology License and Development Agreement between the
                   Company and BASF-LYNX Bioscience AG




               TECHNOLOGY LICENSE AND DEVELOPMENT AGREEMENT

   THIS TECHNOLOGY LICENSE AND DEVELOPMENT AGREEMENT (the "Agreement") is made and entered into as of January 1, 1997 (the "Effective Date"), by and between BASF-Lynx Bioscience AG, a corporation established under the laws of Germany, with its principal place of business at Heidelberg, Germany ("The Joint Venture"), LYNX THERAPEUTICS GMBH, a limited liability company established under the laws of Germany ("Lynx Germany"), and BASF BIOTECHNOLOGIE BETEILIGUNGS- UND VERWERTUNGSGESELLSCHAFT MBH, a limited liability company established under the laws of Germany ("BASF GmbH").


                                  RECITALS

   WHEREAS, Lynx Therapeutics, Inc. ("Lynx USA"), the parent company of Lynx Germany, and BASF AG have agreed to form, through Lynx GmbH and BASF GmbH, respectively, the Joint Venture as a joint venture to conduct a research program in the area of epilepsy, toxico-pharmacology, and the development of production strains of microorganisms for fermentations;
   WHEREAS, Lynx USA owns the rights to certain inventions and technology, and related instruments and methods, including a novel technique for determining cDNA sequence information rapidly from a sample, which is potentially useful for identifying genes and drug targets of interest, and Lynx USA has licensed such inventions and technology to Lynx Germany and has committed certain materials and resources to support the use thereof;
   WHEREAS, BASF AG owns the rights to certain inventions and technology, and BASFAG will, upon request of Lynx USA, license such inventions and technology to BASF GmbH and has committed up to [.***.]* in funding to support the research program;
   WHEREAS, The Joint Venture desires to obtain a license under such Lynx and BASF inventions and technology and to utilize Lynx instruments and reagents, and to receive funding from BASF GmbH to conduct such research; and
   WHEREAS, Lynx Germany is willing to grant such licenses to The Joint Venture and to provide The Joint Venture the use of inventions, know-how, instruments, reagents, technical support and service as necessary to conduct the research program, and BASF GmbH is willing to grant such licenses to The Joint Venture and to contribute funding, in accordance with the terms and conditions hereinafter specified.
   NOW, THEREFORE, Lynx Germany, BASF GmbH and The Joint Venture hereby agree as follows:
1. DEFINITIONS

1.1 "BASF Licensed Technology" shall mean the TET Technology, the
    Incyte Database and the BASF AG toxicology database.

1.2 "Beads" shall mean the combitag beads that have covalently attached to their surface [.***.] of at least [.***.],* which beads are useful in the conduct of MPSS analysis.

1.3 "CNS Database" shall mean the neurobiological sequence database owned or controlled by Lynx USA on the Effective Date and derived from nervous system tissues.

1.4 "Field" shall mean the treatment or prevention of diseases or disorders in area of epilepsy, the toxico-pharmacology of chemical substances in microbial and metazoan organisms, and the development of production strains of microorganisms for fermentation.

1.5 "Future BASF Technology" shall mean inventions, discoveries and developments owned or controlled by BASF AG, relating to or derived from the BASF Licensed Technology.

1.6 "Future Gene Technology" shall mean inventions, discoveries and developments owned or controlled by Lynx USA, relating to or derived from the MPSS, MPGS, or MPH techniques or analysis, that are useful for gathering gene or cDNA sequence information rapidly and/or analyzing gene expression via sequence information.

1.7 "Incyte Database" means the database with BASF AG may, according to the Collaborative Agreement between BASF AG and Incyte dated June 27, 1996 (the "Incyte Agreement"), make available to The Joint Venture [.***.] having to [.***.] therefor.

1.8 "Instrument Improvements" shall mean all modifications and improvements to the MPSS equipment that are made by or on behalf of Lynx USA and incorporated in the then current standard model of such MPSS equipment for production or commercial use during the term of this Agreement.

1.9 "The Joint Venture Inventions" shall mean any invention, discovery, development, concept, or idea, whether or not patentable or copyrightable, that is made by or on behalf of The Joint Venture (including by any of its employees, agents, contractors or collaborators) during the term of the Agreement, and including without limitation processes, methods, software, formulae, data, techniques, compositions of matter, and devices, and all improvements thereof and know-how and trade secrets relating thereto, but excluding The Joint Venture's rights from academic collaborations contemplated in Section 2.4 below.

1.10 "Lynx Licensed Technology" shall mean the MPSS Patents and the MPSS Know-How, the Lynx Bioinformatics, the Future Gene Technology, the CNS Database, and the Phosphoramidate Patents.

1.11 "Lynx Bioinformatics" shall mean the software and other proprietary means owned or controlled by Lynx USA during the term of the Agreement that is useful for analyzing MPSS sequence data for simulating and analyzing dynamic patterns of gene expression and for genomic analyses.

1.12 "Massively Parallel Genomic Sequencing" or "MPGS" means the acquisition of [.***.]* sequences from the genome of an organism by proprietary technologies based on Lynx Licensed Technology.

1.13 "Massively Parallel Hybridization" or "MPH" means the use of gridded solid phase arrays of cloned cDNAs for the purpose of analyzing by [.***.] the levels of gene expression in tissue or cell samples.

1.14 "Massively Parallel Signature Sequencing" or "MPSS" means the parallel acquisition, of at least [.***.] (a "Signature Sequence") from each of at least [.***.] templates sampled from a given cell culture or tissue cDNA library.

1.15 "MPSS Know-How" shall mean the information, data, knowledge, methods, procedures, processes, and techniques owned or controlled by Lynx USA that comprise the method of MPSS sequencing or that are directly related to using the MPSS Instruments in conducting MPSS analyses. The term "MPSS Know-How" shall not include any information or trade secrets relating to the manufacture of the Beads or other proprietary Reagents and which are not necessary to know in order to practice the MPSS analyses.

1.16 "MPSS Instrument" shall mean the equipment, designed and developed by Lynx USA, that can conduct MPSS analyses of templates sampled from a given cell culture or tissue cDNA library, and all Instrument Improvements to such equipment made or acquired by Lynx USA during the term of the Agreement.

1.17 "MPSS Patents" shall mean (a) any and all U.S. and corresponding foreign patent applications, whether now existing or hereafter filed, that are owned or controlled by Lynx USA and that claim MPSS Instruments and/or reagents, or the use thereof, or the method of MPSS, and (b) any divisions, continuations, continuations-in-part, reissues or substitute applications arising from, and based upon, any of the foregoing patent applications, and (c) any patent(s) issuing from any of the foregoing, and including all reexamination, reissues or extensions of such patents.

1.18 "Phosphoramidate Patents" shall mean the issued patents owned or Controlled by Lynx USA during the term of the Agreement that claim [.***.].*

1.19 "Reagents" shall mean the Beads and such other proprietary reagents, diluents, or materials that are necessary for operating the MPSS Instruments and conducting the MPSS sequence analyses of template samples, to the extent that such materials are not reasonably available for purchase on the open market.

1.20 "Research Program" shall mean the research and drug discovery program to be conducted by The Joint Venture, that shall characterize the dynamics of gene expression and gene product activities, initially limited to the areas of: (a) discovering novel drug targets for identifying drugs useful in the area of epilepsy;
    (b) evaluating the use of "dynamic imaging" approach to predicting the toxico-pharmacology of known chemical substances; and (c) generating dynamic gene expression databases from tissues and cells of interest in the Field; (d) developing production strains of microorganisms for fermentation.

1.21 "TET-Technology" means a method of [.***.] or [.***.] operating via [.***.] or [.***.] or [.***.] or [.***.] to the extent BASF AG may make such technology available to The Joint Venture Without having to make additional payments therefor.

1.22 "Toxicology Database" means BASF AG's comprehensive collection of non-proprietary toxicological data as well as the toxicological expertise of BASF AG's department of toxicology.

2. LICENSES AND RIGHTS

2.1 Lynx MPSS License Grant.  Lynx Germany hereby grants to The
    Joint Venture, during the term of the Agreement, [.***.], without the right to assign or to grant sublicenses, under the MPSS Patents and the MPSS Know-How to use the MPSS Instruments provided by Lynx Germany hereunder and to practice the method of MPSS with said MPSS Instruments, all solely in order to conduct the Research Program. Lynx Germany also grants The Joint Venture, during the term of the Agreement, [.***.] without the right to assign or to grant sublicenses, under the Future Gene Technology, solely in order to conduct the Research Program.

2.2 Lynx Research Licenses. Lynx Germany hereby grants The Joint Venture, during the term of the Agreement, [.***.]* without the right to assign or to grant sublicenses, to use the Lynx Bioinformatics and the CNS Database provided by Lynx Germany hereunder, solely in order to conduct the Research Program. Lynx Germany also grant The Joint Venture the right under the Phosphoramidate Patents to utilize [.***.] containing [.***.] solely in conducting research work under the Research Program, for example as necessary to validate drug targets identified under the Research Program.

2.3 BASF License Grant.  BASF GmbH hereby grants to The Joint
    Venture, during the term of the Agreement, [.***.], without the right to assign or to grant sublicenses to use and practice the TET-Technology and to use and access the Incyte Database and the Toxicology Database, all solely in order to conduct the Research Program. BASF GmbH also grants The Joint Venture, during the term of the Agreement, [.***.], without the right to assign or to grant sublicenses, under the Future BASF Technology.

2.4 Restriction on Use of Lynx Technology. The Joint Venture covenants that The Joint Venture shall not utilize the MPSS Instruments and shall not use or practice the MPSS Technology, the Future Gene Technology, the Lynx Bioinformatics, or the CNS Database, except as specifically required to conduct the Research Program, as established and under the direction of the Advisory Board. In particular, but without limiting the foregoing, The Joint Venture agrees that it shall not use the MPSS Instruments or use or practice the MPSS Technology to provide sequence analysis services for any third party, including BASF AG and/or BASF GmbH and/or Lynx USA and/or Lynx Germany, provided, however, that approximately [.***.] of the research and development efforts of The Joint Venture under the Research Program may be devoted to projects as part of academic collaborations in the Field approved by the The Joint Venture Advisory Board, provided that The Joint Venture retains all rights resulting from such collaborative work. The Joint Venture shall not, and shall not engage, permit or encourage any third party to, reverse engineer or modify the MPSS Instruments or decompile, translate or otherwise attempt to obtain the source code for any software included in the MPSS Instruments or the Lynx Bioinformatics.

2.5 Lynx Rights Retained. Lynx USA shall retain all rights to use the Lynx Licensed Technology, the Lynx Bioinformatics, the CNS Database, and to use and practice MPSS and the Phosphoramidate Patents, for all research or commercial purposes, subject to Section
    5.7 of The Joint Venture Agreement, provided that the scope of any R&D project undertaken by the Joint Venture subject to that section is set forth in the minutes of the Advisory Board.

2.6 Bioinformatics. As part of The Joint Venture's research and development efforts under the Research Program, The Joint Venture shall develop, acquire and/or integrate the bioinformatics technologies as necessary for the analysis, interpretation and use of the gene expression information generated by The Joint Venture in practicing the MPSS method as permitted hereunder.

3. FUNDING

3.1 BASF GmbH Funding. BASF GmbH hereby agrees to provide research funding (the "Funding Commitment") for The Joint Venture according to the following schedule:

(a) As promptly as is practical after the Effective Date, BASF GmbH shall provide The Joint Venture with an initial contribution of [.***.]* to enable The Joint Venture to initiate the Research
    Program.

(b) BASF promises to provide up to [.***.] on a quarterly basis according to research budgets prepared by the The Joint Venture Executive Board, subject to review and unanimous approval by the The Joint Venture Advisory Board. Operating shortfalls resulting from the budgeting process set forth above shall be added to the budget for the following quarter. BASF hereby agrees and promises that such funds shall be contributed within [.***.] of budget approval by the The Joint Venture Advisory Board.

4. INSTRUMENTS, REAGENTS AND SERVICES

4.1 Lynx loan of MPSS Instruments. As promptly as is practical after the Effective Date, Lynx Germany shall provide The Joint Venture with a fully operational MPSS Instrument for use as permitted in Section 2.1. During the term of the Agreement, if The Joint Venture demonstrates that it has the capability, need, and resources to utilize, consistent with the Research Program plans and goals, additional MPSS Instruments, Lynx Germany shall at such time use reasonable efforts to arrange to provide The Joint Venture with one or more additional MPSS Instruments for use under Section 2.1. Lynx USA shall retain the entire right, title and interest in and to all MPSS Instruments provided by Lynx Germany hereunder. The Joint Venture shall use, and shall require all its employees, agents or contractors to use, all reasonable efforts to keep such MPSS Instruments in good working order and not to modify or permit modification of or cause harm or loss to come to such equipment, or any software associated with such equipment provided by Lynx Germany.

4.2 Lynx Reagents Supply. During the term of the Agreement, Lynx Germany shall supply The Joint Venture with its reasonable requirements of Reagents for use in performing the Research Program as permitted under Section 2.1. Delivery of the Reagents will be based on orders made by The Joint Venture in writing, with delivery times and methods of delivery to be agreed by the parties. In the event that The Joint Venture in any calendar year desires to order amounts of Reagents in excess of that amount needed to perform [.***.] analyses, then with respect to ` such additional amounts of Reagents that Lynx Germany is able to provide, Lynx Germany shall charge The Joint Venture for such supply [.***.] equal to [.***.] for such Reagents, plus reasonable shipping and insurance.

4.3 Lynx Training and Technical Assistance. Lynx Germany shall provide technical assistance to The Joint Venture as reasonably requested by The Joint Venture to assist in the transfer of the Lynx Licensed Technology, to the extent The Joint Venture has rights to use or practice such Lynx Licensed Technology as provided in Article 2 hereof. On a reasonable schedule after the Effective Date, Lynx Germany shall also provide such documents and supporting materials relating to the Lynx Licensed Technology as are necessary in order for The Joint Venture to utilize such Lynx Licensed Technology as permitted in Article 2. Lynx Germany, or Lynx USA as appropriate shall also provide reasonable training for up to [.***.] of The Joint Venture in the use, operation and maintenance of the MPSS Instruments and the practice of the MPSS analysis methods. The Joint Venture shall pay for all travel and living expenses of its employees related to receiving such training.

4.4 BASF Training and Technical Assistance. BASF GmbH shall provide technical assistance to The Joint Venture as reasonably requested by The Joint Venture to assist in the transfer of the BASF Licensed Technology, to the extent The Joint Venture has rights to use or practice such BASF Licensed Technology as provided in `
    Article 2 hereof.

4.5 Lynx Maintenance of MPSS Instruments. The Joint Venture shall be responsible for the day-to-day maintenance and upkeep of all MPSS Instruments as directed by Lynx Germany and provided hereunder. Lynx Germany shall provide, or shall arrange to be provided, reasonable service and repair of such MPSS Instruments to the extent The Joint Venture, using reasonable efforts, is not able to address any such service or maintenance needs of the MPSS Instruments.

5. INVENTIONS AND RESULTS

5.1 Disclosure of Inventions. On a regular basis, and in any event at least [.***.]*, The Joint Venture shall provide to Lynx Germany and BASF GmbH a written summary of all The Joint Venture Inventions made during the term of the Agreement. For any such The Joint Venture Inventions that The Joint Venture believes may be patentable (the "Patentable Invention"), The Joint Venture shall include in such report a complete written disclosure for each and every such Patentable Invention. The Joint Venture also shall, at Lynx Germany's or BASF GmbH's request, provide Lynx Germany and BASF GmbH copies of, and/or the right to inspect and copy, all results and raw data of the Research Program and other activities of The Joint Venture that may pertain to inventions or patentable discoveries.

5.2 Recording of Results and Data. The Joint Venture shall require that all its employees, consultants and collaborators performing work for The Joint Venture, whether pursuant to the Research Program or otherwise, shall record all results and raw data from such work, and all The Joint Venture Inventions, in laboratory notebooks owned and maintained by The Joint Venture. Such laboratory notebooks shall be regularly reviewed, witnessed and dated by appropriate senior scientists at The Joint Venture. The Joint Venture shall maintain such notebooks in its control at all times and shall use reasonable efforts to keep such notebooks confidential and in a secure manner. As used herein, "results and raw data" means all results, information and data resulting from or derived from research or development work, and all conclusions based upon analysis or such results, information and data, including without limitation all materials such as films, printouts, graphs and photographs that generate, comprise or analyze such results, information or data and are typically included in laboratory notebooks.

5.3 Assignment of The Joint Venture Inventions.  The Joint
    Venture hereby assigns and conveys to Lynx Germany and BASF GmbH jointly all right, title and interest in and to all The Joint Venture Inventions, subject only to The Joint Venture's right to continue to use and practice the The Joint Venture Inventions, solely as needed to further conduct the Research Program during the term of this Agreement. Lynx Germany and BASF GmbH hereby acknowledge and agree that each possesses [.***.]* in The Joint Venture Inventions which may not be conveyed, transferred or severed without the permission of the other, as provided in The Joint Venture Operating Agreement. The Joint Venture agrees to execute all documents and instruments and take all other reasonable actions, at its expense, as are necessary to assign and transfer to Lynx Germany and BASF GmbH, and to perfect title in Lynx Germany and BASF GmbH, all such The Joint Venture Inventions. The Joint Venture, Lynx Germany, and BASF GmbH further agree that as to any Joint Venture Invention or any invention arising out of any academic collaboration contemplated by paragraph 2.4, relating to Future Gene Technology, MPSS, MPH, or MPGS processes, instruments, or reagents, the Joint Venture and BASF GmbH hereby respectively grant to Lynx Germany and Lynx USA worldwide [.***.], with full rights to sublicense, under their respective rights, to make, have made, use, sell, or otherwise commercialize such inventions, subject to section
    5.7 of the Joint Venture Agreement.

5.4 Non-Encumbrance. The Joint Venture hereby covenants and agrees that The Joint Venture shall not permit any lien, encumbrance, burden or claim by any Third Party upon The Joint Venture Inventions, except for any rights therein under the R&D Agreement and statutory rights of its employees.

6. CONFIDENTIALITY AND PUBLICATION

6.1 Publication. The parties agree that it may be beneficial to a party to publish or present at academic conferences or symposia, or similar events, certain of the The Joint Venture Inventions. However, to preserve commercial value and rights in such The Joint Venture Inventions, The Joint Venture agrees that, prior to the submission for publication of any article or abstract or the public disclosure at a scientific meeting, of any information related to the The Joint Venture Inventions, The Joint Venture shall notify Lynx Germany and BASF GmbH and provide Lynx Germany and BASF GmbH a copy of the proposed manuscript, abstract, speech or other disclosure, for Lynx Germany's and BASF GmbH's prior review and approval at least [.***.]* to submission or release. The Joint Venture, and any of its employees, agents, or collaborators, shall not make any such publication or disclosure unless Lynx Germany and BASF GmbH give their prior approval, which approval shall not be unreasonably withheld. Lynx Germany shall have the right to publish articles on the The Joint Venture Inventions. As part of any article or other disclosure, The Joint Venture shall not publish or disclose any information relating to the BASF Licensed Technology, Future BASF Technology, TET-Technology, or Toxicology Database, unless given prior written approval from BASF GmbH, and the Joint Venture shall not publish or disclose any information relating to Lynx Licensed Technology, Future Gene Technology, Beads, CNS Database, Instrument Improvements, Lynx Bioinformatics, MPGS, MPSS, MPSS Know-How, MPSS Instrument, MPSS Patents, or Reagents, unless given prior written approval from Lynx Germany.

6.2 Confidentiality. The Joint Venture shall use its best efforts to keep the Lynx Licensed Technology and BASF Licensed Technology and all information relating thereto, and, except as provided in Section 5.1, all The Joint Venture Inventions strictly confidential and shall only use such information to the extent reasonably necessary to further the purposes of this Agreement. The Joint Venture may disclose the Lynx Licensed Technology, the BASF Licensed Technology and/or the The Joint Venture Inventions only to those of its employees and collaborators with a need to know such information in order to perform the Research Program as contemplated herein. Confidential Disclosure Agreements related to the disclosure or distribution of confidential information by The Joint Venture or its employees may be executed only by the Executive Board.

6.3 Non-Disclosure Agreements.  All employees of The Joint
    Venture shall be required to enter into non-disclosure agreements governing the use of Confidential information.

6.4 Survival. Except as otherwise provided in Article 9, the provisions of this Article 5 shall survive any termination of this Agreement for a period of [.***.]* such [.***.].

7. WARRANTIES AND REPRESENTATIONS

7.1 BASF Representation. BASF GmbH represents that to the best of its knowledge it has the unencumbered right to grant the licenses to The Joint Venture under the BASF Licensed Technology granted hereunder and that to the best of its knowledge it has the authority and capacity to enter into this Agreement and to perform its obligations hereunder.

7.2 Lynx Representation. Lynx Germany represents that to the best of its knowledge it has the unencumbered right to grant the licenses to The Joint Venture under the Lynx Licensed Technology granted hereunder and that to the best of its knowledge it has the authority and capacity to enter into this Agreement and to perform its obligations hereunder.

7.3 Joint Representation. Each Party represents and warrants to the best of its knowledge that the use by The Joint Venture of its technology as provided for hereunder will not infringe the intellectual property rights of third parties.

7.4 OTHER THAN THE REPRESENTATION IN SECTIONS 7.1 TO 7.3, LYNX GERMANY AND BASF GMBH MAKE NO OTHER, AND HEREBY DISCLAIM ALL, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, REGARDING THE LYNX AND/OR BASF LICENSED TECHNOLOGY, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND ALL SUCH INFORMATION AND MATERIALS ARE PROVIDED "AS IS."

8. INDEMNITY

8.1 Indemnifications. The Joint Venture shall defend, indemnify and hold harmless Lynx Germany and BASF GmbH from and against any and all claims, damages, losses and expenses of any nature (including reasonable attorney's fees), included, but not limited to death, personal injury, illness, property damage or products liability arising from or in connection with any of the following:
(a) the use by The Joint Venture of any method or process related to MPSS, the MPSS Instruments, the Lynx Licensed Technology or the BASF Licensed Technology except for negligence or willful conduct by the Parties or the Parents; or

(b) the breach by The Joint Venture or its employees, agents or collaborators of any material obligation under this Agreement.

(c) any third party patent infringement actions brought against The Joint Venture which are not based on Lynx or BASF Licensed
    Technology.

9. TERM AND TERMINATION

9.1 Term. This Agreement shall enter in force from and after the Effective Date hereof and expires on [.***.], unless sooner terminated in accordance with the provisions of Paragraphs 9.2 or

9.3 below.

9.2 Termination. Lynx Germany may terminate this Agreement upon written notice of termination to BASF GmbH and The Joint Venture in the event that:

(a) BASF GmbH has failed to make its initial capital contribution of [.***.];

(b) BASF GmbH has materially failed to contribute to The Joint Venture amounts it is required to contribute under its obligation under this Agreement, and such failure has not been cured [.***.] of receiving written notice from Lynx Germany or The Joint Venture of such failure; and BASF GmbH may terminate this Agreement upon written notice of termination to Lynx Germany and The Joint Venture in the event that Lynx Germany has failed to achieve by [.***.] the Milestone described in Exhibit A.

9.3 Termination for Breach. Any party may terminate the Agreement upon [.***.] written notice in the event the other party breaches a material term of the `"Agreement and fails to cur*e such breach within such [.***.] after receiving such notice.

10. MISCELLANEOUS

10.1 Non-Assignment. This Agreement and the rights and benefits conferred upon a party hereunder, or any part hereof, may not be assigned or transferred by such party without the express written consent of the other party, except pursuant to a merger or other acquisition of such party or all of its relevant business assets.

10.2 Binding. This Agreement shall be binding upon and inure to the benefit of the permitted successors, representatives and assigns of the parties hereto.

10.3 Notices. Any payment, notice or other communication required or permitted to be given by either party hereto shall be deemed to have been properly given and be given and be effective on the date of delivery if delivered, in writing, in person, by facsimile transmission or by first class mail to the respective addresses set forth below, or to such other address as either party shall designate by written notice given to the other party:

In the case of BASF-Lynx
Bioscience AG:                   As communicated to Lynx
                                 Germany and BASF GmbH
                                 from time to time
 In the case of Lynx Germany:    [.***.]*
                                 with a copy to:

                                 Lynx Therapeutics, Inc.
                                 3832 Bay Center Place
                                 Hayward, CA 94545
                                 USA
                                 Attn: [.***.]
In the case of BASF GmbH:        As communicated to
                                 BASF-Lynx Bioscience AG and
                                 Lynx Germany from time to time

10.4 Governing Law. This Agreement shall be construed in accordance with, and its performance shall be governed by, the laws of the Federal Republic of Germany.

10.5 Dispute Resolution.  In the event that Lynx Germany and BASF
    GmbH cannot reach agreement on any matter pursuant to this Agreement, the matter will be referred to further review, discussion, and resolution between a senior officer of BASF AG and Lynx USA (the "Decision-Makers"). The Decision-Makers will attempt in good faith to resolve the matter in dispute for a period of [.***.]. If no successful resolution of the dispute has been mutually agreed to, the dispute will be settled according to the arbitration procedures of Sections 10.6 and 10.7 of this Agreement.

10.6 Arbitration. Any controversy arising which cannot be resolved pursuant' to Section 10.5 of this Agreement will be submitted to arbitration pursuant to the Arbitration Rules of the Deutsche Institution fur Schiedsgerichstbarkeit e.V., then in effect, by three arbitrators knowledgeable as to pharmaceutical industry standards. The place of arbitration shall be Heidelberg, Germany. The arbitrators will be appointed by mutual agreement of the Decision-Makers within [.***.]* of the filing of the arbitration claim. In the event the Decision-Makers fail to mutually agree to the arbitrators, three qualified arbitrators will be appointed by the Deutsche Institution fur Schiedsgerichstbarkeit. The arbitrators will be instructed to consider, in making any determination, the customary practices in the biotechnology and pharmaceutical industry to the extent such practices exist. The language of the arbitration shall be English.

10.7 Arbitration Rules. The arbitrators will be instructed to issue detailed written findings of fact and law. The arbitrators will be authorized to provide for interim and final injunctive relief and the parties acknowledge and agree that such arbitration will be the sole forum for such interim and final injunctive relief. The arbitrators will have the right but not the obligation to award to the prevailing party the cost of resolving any dispute regarding this Agreement or the formation, breach, enforcement or performance hereof, including any reasonable fees of attorneys, accountants and expert witnesses incurred by the prevailing party. Punitive damages will not be recoverable in any arbitration initiated pursuant to this Agreement. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

10.8 Headings. The headings of the several sections of this Agreement are inserted for convenience and reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9 Amendment. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing signed by both parties.

10.10 Integration. This Agreement embodies the entire, complete and exclusive understanding of the parties hereto and supersedes all previous communications, representations or understandings, either oral or written, between the parties hereto relating to the subject matter hereof.

10.11 Waiver. Any waiver by either party of any breach of this Agreement shall not constitute a waiver of any subsequent or other breach.

10.12 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

    IN WITNESS WHEREOF, Lynx Germany, BASF GmbH, and The Joint Venture Bioscience AG have executed this Agreement, in triplicate originals but collectively evidencing only a single contract.

                         BASF BIOTECHNOLOGIE BETEILIGUNGS-UND
                         VERWERTUNGSGESELLSCHAFT MBH
                          By: \s\ Dr. Joerg Buchmuller
                          Title: Managing Director

                         LYNX THERAPEUTICS GMBH
                          By: \s\ Edward C. Albini
                          Title: Managing Director

                         BASF-LYNX BIOSCIENCE AG
                          By: \s\ Alfred Bach, Ph.D.
                          Title: Chief Executive Officer


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* Confidential Treatment Request

                              EXHIBIT A
                              MILESTONE

     The achievement of the Milestone will be demonstrated as follows:

1. The parties will jointly select a cell system or cell culture suitable for this demonstration experiment.

2. One portion of the cell culture will be "induced" using an agreed upon inducer, such as a [.***.],* for a specified period, such as [.***.].

3. Lynx will take [.***.] from the "uninduced" and [.***.] from the "induced" system or culture, following its internal protocols for sampling.

4. Lynx will extract the [.***.] contained in each of the [.***.] such samples, using its internal protocols for [.***.] extraction.

5. The cDNA extracted from each of the [.***.] will be divided into [.***.], and a separate MPSS Library Analysis will be conducted on all of the resulting [.***.] samples.

6. If the data generated from all [.***.] of each of the [.***.] are within the set (induced or uninduced) substantially identical, but yet between the sets substantially different, then the Milestone has been achieved.

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* Confidential Treatment Request